EXHIBIT 21.1

SUBSIDIARIES OF TALK AMERICA HOLDINGS, INC.

Talk America Inc. (Pennsylvania)
Compco, Inc. (Delaware)
TSFL Holding Corp. (Florida)
Access One Communications Corp. (New Jersey)
The Other Phone Company, Inc. (Florida)
Omnicall, Inc. (South Carolina)
Talk America of Virginia, Inc. (Virginia)
TC Services Holding Company Inc. (Pennsylvania)
Talk America DHC, Inc. (Delaware)